Exhibit 10.9

LEASE

Definitions

1.	In this Lease:

Unless inconsistent with the context or subject matter or circumstances the following expressions have the following meanings:-

“The Premises” means that part of the ground floor of the Building having an area of 950 sq. ft. as shown edged in red on the attached plan. Included in the Premises are its floors and ceilings (but not the structures supporting the floors and ceilings). Excluded from the Premises are the roof and foundations of the Building.

“The Land” means the land comprised in the title registered under The Registered Land Law at Registration Section George Town Central Block 14BJ Parcel 22.

“The Building” means the building on the Land, of which the Premises forms part.

“Business day” means any day that is not a Saturday or Sunday or public holiday in the Cayman Islands.

An obligation not to do something includes an obligation not to permit others to do it.

An obligation imposed is to be performed, and a right of power or discretion conferred is exercisable, in each case from time to time.

A commitment by more than one person is both joint and several.

Consents, approvals and notices must be in writing.

References to the Premises include parts of them.

References to the Building include parts of it.

The headings are for convenience only and have no legal effect.

Singular words include the plural and vice versa.

Words of one gender include words of any other gender.

Lease

2.	(1)	The Landlord leases the Premises to the Tenant together with (but to the exclusion of all other liberties, easements, rights or advantages) the rights set out in sub-clause 2, and reserves to the Landlord and the tenants and occupiers of other parts of the Building and all other persons entitled to them the rights set out in sub-clause (3), for a term commencing on 1st March, 2014 and expiring on February 28th, 2015,

	(2)	(a)	The right so far as necessary and as the Landlord can lawfully grant it to come and go from the Premises using in common with the Landlord and all others so authorised by the Landlord and all other tenants and persons so entitled all usual entrances, ways, parking areas, open spaces and passageways leading to them.

		(b)	The right to free running of water through the sewers, drains and channels passing through the Land or the Building or through adjacent premises and to free and uninterrupted use of all electric, telephone and other pipes, wires and cables passing through the Land or the Building or any adjacent premises, all those rights to be so far as necessary for the enjoyment of the Premises and in common with the Landlord and all others so authorised by the Landlord and all other persons so entitled.

	(3)	(a)	The right of free running of water, electricity and other services through the sewers, drains and channels passing through the Premises and the free and uninterrupted use of all electric, telephone and other pipes, wires and cables passing through them.

		(b)	The right for the Landlord and its surveyors, agents, workmen, and others at all times on reasonable notice (except in case of emergency) to enter the Premises (except that notwithstanding anything to the contrary contained in this Lease, the Landlord or any of its agents, servants, workmen or contractors may not at any time enter into any part of the Premises where money, securities, or valuables of any kind are kept unless accompanied by a properly authorised representative of the Tenant) to repair, maintain, alter, clean, examine or test the Building and the sewers, drains, channels, pipes, wires and cables serving it and to make all necessary or desirable connections and disconnections which may be necessary and for the purpose of carrying out any work or doing any thing whatever which the Landlord is obliged to carry out or to do under this Lease or otherwise, or for which the Tenant is liable under this Lease.

		(c)	The right to erect scaffolding to repair or clean the exterior of the Premises or other parts of the Building notwithstanding that the scaffolding may temporarily interfere with the access to or enjoyment and use of the Premises, if the interference is for the minimum reasonable period.

		(d)	All rights of light, air, and other easements and rights (without prejudice to those expressly granted to the Tenant under this Lease) at any time belonging to or enjoyed by the Premises from or over any adjacent or neighboring building.

(e) The right to build or rebuild or alter any adjacent or neighboring land or buildings (whether within the Land or not) in any manner whatever and to rent them for any purpose or otherwise deal with them notwithstanding the light or air to the Premises is in any case diminished or prejudicially affected.

(f) The right of support and shelter and all other easements or land rights at any time belonging to or enjoyed by all adjacent or neighboring land or building (whether within the Land or not) in which at any time throughout this Lease the Landlord has a vested interest.

Rent
3.	(1)	The rent will be US$ 3,000 per month.

	(2)	The Tenant shall pay the rent in advance on the 1st day of each month.

Tenant’s Agreements
4.	The Tenant agrees with the Landlord:

	(1)	to pay the rent in accordance with clause 3 without deduction;

	(2)	at its own expense to insure and keep insured at all times fittings, fixtures, goods, furnishings, and equipment in or on the Premises belonging to it or in its possession or custody;

	(3)	to repay on demand to the Landlord that proportion of all taxes, rates, assessments or other outgoings whatever at any time imposed or assessed on the Land, which the area of the Premises bears to the total area of all rentable space in the Building; and to pay all taxes, rates, licence fees and assessments imposed on the Tenant as occupier of the Premises;

	(4)	to pay all charges for telephone and to pay for any separately metered electricity, water and other utilities actually consumed in or used on the Premises;

	(5)	to keep the interior of the Premises and its appurtenances and all the fixtures and fittings, together with any furniture belonging to the Landlord, in the Premises properly cleaned (in the case of windows at regular intervals) and in good and substantial repair and condition (fair wear and tear and damage by fire and other risks against which the Landlord has insured or against which it is obliged to insure excepted, unless any insurance money is irrecoverable in consequence of any act or default of the Tenant, its servants or agents), and to make such replacements as may be required and to permit the Landlord and the Landlord’s agents or contractors on its behalf to clean, paint or treat as the case may be the outside of all doors entering into corridors from the Premises and the outside of all window frames and glass in the Premises in such colour and in such manner and at such reasonable times as the Landlord directs;

(6)	to permit the Landlord and its agents and the chargee (if any) of the Land with or without workmen and others at all reasonable times on three (3) days notice except in case of emergency when no notice will be necessary to enter the Premises with all necessary appliances and examine the state and condition of the Premises and to do all works and things required for any repairs, alterations, additions, maintenance, cleaning, installations, improvements, or renewals of or to the Premises or the Building or apparatus or equipment in them and if the Landlord finds any need or failure to repair or replace for which the Tenant is responsible, the Landlord may give notice to the Tenant specifying any reasonable repairs or replacements which the Tenant is obliged to do under this Lease and requiring the Tenant to execute them immediately; and if the Tenant does not comply with the notice within thirty (30) days of its service, to permit the Landlord or its agents and contractors to enter the Premises and make the required repairs and replacements and to pay the costs of so doing to the Landlord on demand; and to pay interest on the outstanding amount at the rate of fifteen percent (15%) per annum, calculated from the date of demand to the date of actual payment, with rests at the end of every calendar month;

(7)	subject to clause 4 (9), to allow the Landlord and his authorised surveyor or agent with all necessary workmen on giving not less than five (5) days notice in writing, except in case of emergency, when no notice will be necessary, at all reasonable times to enter the Premises to repair any adjoining premises which the Landlord now or subsequently owns;

(8)	not without the Landlord’s previous consent to alter or damage any of the floors, walls, ceiling, windows, doors, wiring, pipes appurtenances, fixtures or fittings (including air conditioning and other equipment) in, of or to the Premises and not to make any alterations or additions to the exterior appearance of the Premises without the Landlord’s previous consent except that the Tenant may partition the Premises and do all such other things reasonable and necessary for carrying on its business;

(9)	not to charge or encumber the Premises, and not to assign, sublet, or otherwise part with or share possession of or deal with the Premises without the Landlord’s consent which consent must not be unreasonably withheld;

(10)	within one month after any permitted assignment or subletting or charge transfer or other dealing or devolution of the Premises to give notice to the Landlord and to produce to it the original or a certified copy of the instrument or instruments (including any relevant probate letters of administration or assent) and to deliver a copy of each instrument to the Landlord for retention;

(11)	not to do anything in or on the Premises which will constitute or may be or become a nuisance or annoyance or in any way interfere with the quiet and peaceful use of the Land or the other parts of the Building or any adjoining or neighboring premises, or cause damage to the Landlord or the other tenants in the Building or the tenants or occupiers of other property in the neighborhood;

(12)	not to bring into or permit in the Premises any materials or objects which are dangerous or of a type likely to cause a nuisance and to indemnify the Landlord against all actions, suits, claims, or demands arising out of the presence on the Premises of any such materials or objects or arising out of their escape or leakage from the Premises;

(13)	to use the Premises only as offices for the purpose of a profession or business approved by the Landlord, and not to use them for residential purposes or for overnight accommodation;

(14)	not in any way to obstruct or litter or deface any part of the Building or the Land which fall outside the boundaries of the Premises;

(15)	not to do anything which causes the policy or policies of insurance on the Premises or the Building against fire or any other risk to become void or voidable, or which causes the premiums to be increased; and to repay to the Landlord all sums paid by it by way of increased premiums and other expenses incurred by it in or about any renewal of any policy or policies and any other expenses or charges incurred by the Landlord or rendered necessary by reason of any breach of the provisions of this sub-clause;

(16)	to pay for all insurance which it effects and not to insure the Premises against any risk which the Landlord insures against at any time;

(17)	not to store or bring on to the Premises any article of an combustible or dangerous nature, and not to permit any open or internal combustion fire to be burned or any cooking to be done (excluding the heating of water for beverages) in the Premises without the Landlord’s prior consent; and not to do any hazardous act on the Land or in the Building;

(18)	not without the Landlord’s prior consent to bring on to the Premises or Building any machine or machinery except such office equipment as is necessary to equip the Tenant’s office and to observe such reasonable regulations as the Landlord specifies regarding load factors and stress within the Building;

(19)	not to paint and affix or exhibit any name or writing or any sign, placard, or advertisement on any of the exterior of the Premises or to any other part of the Building without the Landlord’s consent, such consent not to be unreasonably withheld or delayed; and to ensure that all signs in each case conform with those permitted to other tenants; but subject to this, the Tenant may fix the names of companies and entities for which it is the Registered Office, Agent or affiliate on interior walls of the Premises, and may display signs or plaques on the exterior of the Premises and in the entrance to the Building to identify them as its place of business;

(20)	not to bring any vehicles, bicycles, animals, or birds into the Building and not to use the Premises for any illegal or immoral purpose or any purpose of a nature likely to injure the reputation of the Building, or of the Landlord or its other tenants;

	(21)	to observe and conform to all reasonable and necessary regulations and restrictions made by the Landlord or its agents or servants for the proper management of the Building of which the Landlord or its agents or servants notifies the Tenant;

	(22)	not to do any damage to the Premises, the Land or the Building; and indemnify the Landlord against all damage, loss or injury to the Premises or the Land or the Building, or to any person on the Land or in the Building or the Premises caused by any act, default or negligence of the Tenant, its servants, agents, licensees, sub-lessees or invitees; and to pay to the Landlord every loss or expense whatever which it incurs or sustains as a consequence of every breach of the Tenant’s covenants in this Lease, and to indemnify the Landlord against all actions, claims, liabilities, cost and expenses arising from any such breach, including any legal cost on a full indemnity basis;

	(23)	to obtain and whenever necessary renew all licences which are required to enable it to operate its business, and to pay all licence fees when they fall due;

	(24)	to permit the Landlord during the three (3) months immediately before the end of this Lease to fix and retain without interference on the Premises a notice for reletting them, and during the period to permit persons with written authority from the Landlord to view the Premises at reasonable times of the day;

	(25)	to pay all stamp duty and registration fees on this Lease and any renewal of it and to pay its own legal fees in respect of it; and

	(26)	promptly on the Landlord’s request, to provide a representative to accompany the Landlord or any of its agents servants workmen or contractors to enter any part of the Premises where money securities or valuables are kept, so that the Landlord may exercise its rights under clause 2(3)(b).

	(27)	to give up the Premises with the Landlord’s fixtures, fittings and furniture in it (but not any trade and other tenant’s fixtures which belong to the Tenant) at the end of this Lease in good tenantable repair and condition in accordance with the Tenant’s covenants.

Landlord’s Agreements
5.	The Landlord agrees with the Tenant:

	(1)	if the Tenant pays the rent when payable and complies with its other obligations under this Lease it will hold and enjoy the Premises during this Lease without any disturbance or interruption by the Landlord or any person rightfully claiming through under or in trust for it;

	(2)	subject to the availability of insurance cover against the risks specified below and to such conditions as insurance cover against such risks is generally available to owners of similar property, to insure and to keep the Building (but excluding the Tenant’s or any other tenant’s fixtures and fittings) insured to its full insurable value against loss or damage by fire, riot, strike, hurricane, storm, earthquake, act of God or the Queen’s enemies public liability and such other risks (if any) as the Landlord determines;

(3)	unless prevented by any cause beyond the Landlord’s control, to:

(a) equip and maintain the vestibules, elevators, entrances, stairways, corridors and passages of the Building with adequate electric light during such hours as the Landlord reasonably decides, and

(b) keep them clean and tidy, and

(c) keep the lavatories and washing conveniences in the Premises supplied with running water, and

(d) keep those parts of the Building which are not rented or held for rental clean and tidy and in good condition and when necessary to repaint and repair them;

(4)	to maintain the grounds and parking areas in a proper manner and to keep them clean and tidy;

(5)	except in respect of electrical power failure or other causes beyond its control and or any stoppage in order for the Landlord to carry out maintenance, repairs, improvements or alterations which may be necessary or desirable at any time, to keep the air conditioning and elevator equipment in the Building in good running order; BUT the Landlord will not be liable for any loss which the Tenant sustains due to failure of the operation of the air-conditioning units or elevators;

(6)	to employ, contract with and maintain adequate workmen, contractors and other staff to carry out its obligations under sub-clauses (3), (4) and (5) of this clause;

(7)	to pay all existing and future rates, taxes, assessments, or outgoings in respect of the Building (subject to Clause 4(3) other than any charges impositions or outgoings in respect of the Premises attributable to the occupation by the Tenant;

(8)	subject to clause 4(4) to pay for electricity, water and other utilities used in the common areas of the Building and the Land, and in any rentable part of the Building which is vacant; and

(9)	promptly, at its expense, to repair all damage to the Premises which it causes as a result of exercising its rights under clause 4(7).

(10)	the Tenant agrees to deposit with the Landlord or his agent a security deposit in the amount of US$3,000.00 as security for the Tenant’s performance and observance of the Tenant’s obligations hereunder and the Tenant consents to the same being applied towards any breach of obligation herein or liability hereunder. The said security deposit shall be paid to the Landlord on the 1st of March, 2014, and said security deposit shall be held for the term of this tenancy agreement. Any balance not so applied as outlined below, shall be refunded by the Landlord to the Tenant within 15 days of lease termination hereof. On request, the Landlord shall furnish the Tenant with an itemized list of deductions, if any, made from the deposit upon the refund of same.

The security deposit will be released subject to the following:

		(i)	The full term of the Rental Agreement has been completed.

		(ii)	Formal written notice of sixty (60) days prior to the expiration of the term of this lease has been received, or in the case of a Tenant-at-Will, sixty 60 days formal written notice expiring on a rent day.

		(iii)	No damage or deterioration to the premises, buildings, or grounds is evident.

		(iv)	The entire property is clean, and all debris and rubbish has been removed from the property.

		(v)	This security deposit shall NOT be applied to the last month’s rent.

		(vi)	All unpaid charges have been paid including delinquent rents, utility charges.

		(vii)	The Tenant has vacated the premises and all keys have been returned.

		(viii)	A forwarding address has been left with the Landlord.

		(ix)	All provisions of this Agreement have been met.

Agreements

6.	The Parties agree that:

	(1)	If at any time during this Lease the Premises are destroyed or damaged wholly or partially by fire or by any other cause whatever so as to be wholly or partially unfit for occupation and use and the policy or policies of insurance effected by the Landlord have not been vitiated or payment of the policy money refused in whole or in part in consequence of any act or default of the Tenant, the rent or a fair proportion of it according to the nature and extent of the damage sustained will be suspended until the Landlord makes the Premises fit for occupation and use; and the Landlord must repay to the Tenant on demand a fair proportion of any prepaid rent relating to the period of unfitness for occupation. The Landlord will be under no obligation whatever to rebuild or repair the Premises if they are wholly destroyed. If the Building is partially destroyed or damaged the Landlord must forthwith apply all insurance money which it receives in rebuilding and reinstating the Premises and must make up any deficiency out of its own money unless either party at any time within thirty (30) days from the date of the damage or destruction gives notice to the other to end this Lease in which event this Lease will end with effect from the date on which the destruction or damage occurred but without prejudice to the rights and remedies of either party against the other for any earlier breach of covenant or the rights and remedies of the Landlord for rent until that date; and any dispute arising under this clause must be determined by arbitration in accordance with sub-clause (7) of this clause.

(2)	Without prejudice to the Landlord’s rights, remedies, and powers under this Lease, the Tenant will pay to the Landlord interest at a rate equal to the best lending rate charged by the Landlord’s bankers (or such other bank in the Cayman Islands as the Landlord notifies the Tenant), plus an additional three percent (3%) per annum on any money due to it by the Tenant under this Lease but unpaid for seven (7) days, on any account whatever. Interest must be calculated from the due date until payment of the money in full, and will be recoverable by action or otherwise as rent.

(3)	No neglect, forbearance, or omission by the Landlord to take advantage of or enforce any right or forfeiture arising out of any breach by the Tenant (whether original or recurring) of any obligation contained or implied in this Lease will operate as or be deemed to be a general waiver of the right to take advantage of or to enforce them.

(4)	If after the Tenant has vacated the Premises at the end of this Lease any of the Tenant’s property remains in or on the Premises and the Tenant does not remove it within seven (7) days after the Landlord by notice requires it to do so, the Landlord may as the Tenant’s agent sell that property and after deducting from the proceeds of sale the costs and expenses of removal, storage, and sale which it reasonably and properly incurs, hold the balance to the Tenant’s order; and the Tenant must indemnify the Landlord against any liability which it incurs to any third party whose property the Landlord sells in good faith and in the mistaken belief (which will be assumed unless the contrary is proved) that the property belonged to the Tenant.

(5)	Any notice or other document to the Tenant will be deemed to be served if left addressed to it at the Premises or sent to it by registered post or left at its last known address in the Cayman Islands; and any notice to the Landlord will be deemed to be served if delivered to its registered office or sent to it by registered post or left at its last known address in the Cayman Islands. Any notice sent by registered post will be deemed to have been served on the fourth business day following the day on which it is posted.

(6)	If any dispute whatever arises between the parties with respect to the construction or effect of this Lease or any part of it or the rights, duties or liabilities under it of either party or otherwise in connection with the Premises then and in every case unless the parties agree on the appointment of a single arbitrator, the dispute must be referred to the award and final determination of any arbitrator appointed by the President for the time being of the Law Society of the Cayman Islands. Any arbitration must be conducted in accordance with the provisions of the Arbitration Law (2001 Revision) of the Cayman Islands.

(7)	The Landlord may, in its discretion install any metering or other device for measuring the Tenant’s consumption of water or electricity in the Premises.

(8)	All fixtures, fittings, partitioning, floor covering, installations, alterations and additions in the Premises (except those fixtures in the nature of trade fixtures and machinery which the Tenant has installed during this Lease which subject to its obligation to repair damage the Tenant may remove at the end of this Lease) will unless expressly otherwise agreed in writing by the Landlord, be and become the Landlord’s property (whether paid for by the Tenant or the Landlord); but the Landlord may at the end of this Lease require the Tenant to remove any of the installations and additions (including trade fixtures or machinery) which it places or fixes in the Premises and to make good at the Tenant’s expense any damage caused in so doing.

(9)	The Landlord will not be responsible to the Tenant or the Tenant’s licensees, servants, agents or other person in the Premises or visiting the Tenant for any accident happening or injury suffered or damage to or loss of any goods or property sustained on the Premises or in the Building or on the Land except where it results from the negligence of the Landlord or its servants or agents.

(10)	The Landlord must make good any damage caused to the Premises and to the Tenant’s fixtures, fittings, and other property or property for which it is responsible arising from the negligence of itself, its servants, agents and independent contractors when exercising its rights under Clause 2(3)(b), but it will not be liable to the Tenant for any inconvenience or otherwise however in relation to any work carried out or thing done under Clause 2(3)(b).

(11)	The terms of this Lease, where inconsistent with The Registered Land Law (2004 Revision), will unless prohibited by that Law, prevail. Sections 52 and 53 of The Registered Land Law (2004 Revision) do not apply to this Lease and their provisions are expressly excluded.

(12)	The Tenant its servants, agents, licensees, clients and customers will at all times be able to come and go from the Building and the Tenant must have a key or keys to the main door and all doors necessary to permit them to do so.

(13)	The Tenant and persons authorised by it may use the three parking spaces (marked with its name) in the basement of the car park forming part of the Land and it and its customers may use parking spaces in the car park not marked with anyone’s name on an availability basis.

(14)	The Landlord and Tenant shall each be responsible for their own legal fees.

(15)	If the Tenant remains in possession of the Premises at the end of this Lease with the Landlord’s consent but without executing a new lease, it will do so as a monthly tenant, subject to all the terms of this Lease so far as they are applicable to a monthly tenancy; and either party may end that tenancy by giving the other at least thirty (30) days notice expiring at the end of any calendar month.

(16)	This Lease contains the entire agreement between the parties. The Tenant acknowledges that it has not entered into this Lease in reliance wholly or partly on any statement or representation made by or on behalf of the Landlord unless it is expressly set out in this Lease.

(17)	This Lease is governed by and must be construed in accordance with the Laws of the Cayman Islands.

SIGNED by	)		HARBOUR VIEW INVESTMENTS LTD
Harbour View Investments Ltd	)
By:	)
And By:	)
	)	By:	/s/ Dennis Hunter
In the presence of:	)
)
/s/ Jane E. Fleming	)	And by:	/s/ Karla J. Bodden
Witness

SIGNED by	)		OXBRIDGE RE HOLDINGS LTD.
Oxbridge Re Holdings Ltd.	)
By:	)
And By:	)
	)	By:	/s/ Sanjay Madhu 3 Feb. 2014
In the presence of:	)
)
/s/ Wrendon Timothy	)	And by:	/s/ Wrendon Timothy 3 Feb. 2014
Witness